Exhibit 99.1

Entegris Announces Refinancing of Senior Secured Credit Facilities

BILLERICA, Mass., Nov. 6, 2018 — Entegris, Inc. (NasdaqGS: ENTG) (the “Company”), a leader in specialty chemicals and advanced materials solutions for the microelectronics industry, today announced that it has closed new senior secured credit facilities totaling $700.0 million (the “Credit Facilities”) and used a portion of the proceeds to repay and terminate its existing secured credit facilities. The Credit Facilities will be senior secured obligations of the Company and will be guaranteed by certain of its subsidiaries. Goldman Sachs Bank USA, Barclays Bank PLC, Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., PNC Capital Markets LLC and Suntrust Robinson Humphrey, Inc. acted as joint lead arrangers for the Credit Facilities. Goldman Sachs Bank USA will serve as the administrative agent and collateral agent for the lenders under the Credit Facilities.

The Credit Facilities consist of a term loan facility totaling $400.0 million and a $300.0 million revolving credit facility. The term loans were fully drawn at closing. No amount was drawn under the revolving credit facility at closing.

The term loans bear interest at a rate per annum of, at the Company’s option, either (i) the Base Rate (as defined in the credit agreement) plus an applicable margin of 1.00%, or (ii) the Adjusted Eurodollar Rate (as defined in the credit agreement) plus an applicable margin of 2.00%. The Company’s borrowings pursuant to the revolving line of credit initially bear interest at a rate per annum of, at the Company’s option, either (i) the Base Rate plus an applicable margin of 0.25%, or (ii) the Adjusted Eurodollar Rate plus an applicable margin of 1.25%. Commencing with the completion of the first fiscal quarter ending after the closing, the Company’s borrowings pursuant to the revolving line of credit will bear interest at a rate per annum of, at the Company’s option, either (i) the Base Rate plus an applicable margin of 0.25% to 0.75%, depending on the Company’s senior secured net leverage ratio, or (ii) the Adjusted Eurodollar Rate plus an applicable margin of 1.25% to 1.75%, depending on the Company’s senior secured net leverage ratio.

The Company used approximately $109 million of the proceeds of the new term loans to repay and terminate its existing secured credit facilities. The Company may use the remaining proceeds of the new term loans and available capacity under the new revolving credit facility for working capital and other general corporate purposes, including to finance permitted acquisitions and other permitted investments, subject to the terms of the credit agreement.

Foley Hoag LLP represented the Company in the transaction, and Cravath, Swaine & Moore LLP represented the joint lead arrangers in the transaction.

ABOUT ENTEGRIS

Entegris is a leading chemicals and advanced specialty materials solutions provider for the microelectronics industry and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include statements related to the potential use of proceeds from the new senior secured credit facilities; the Company’s capital allocation strategy, which may be modified at any time for any reason, including share repurchases, dividends, debt repayments and potential acquisitions; and other matters. These statements involve risks and uncertainties, and actual results may differ. These risks and uncertainties include, but are not limited to, weakening of global and/or regional economic conditions, generally or specifically in the micro-electronics industry, which could decrease the demand for our products and solutions; our ability to meet rapid demand shifts; our ability to continue technological innovation and introduce new products to meet our customers’ rapidly changing requirements; our concentrated customer base; our ability to identify, effect and integrate acquisitions, joint ventures or other transactions; our ability to protect and enforce intellectual property rights; operational, political and legal risks of our international operations; our dependence on sole source and limited source suppliers; the increasing complexity of certain manufacturing processes; raw material shortages and price increases; changes in government regulations of the countries in which we operate; fluctuation of currency exchange rates; fluctuations in the market price of Entegris’ stock; the level of, and obligations associated with, our indebtedness; and other risk factors and additional information described in our filings with the Securities and Exchange Commission, including under the heading “Risks Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 15, 2018, and in our other periodic filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Contact:
Bill Seymour, +1 978-436-6500
VP of Investor Relations
irelations@entegris.com